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                                                           OMB APPROVAL
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                                                   OMB Number:  3235-0145
                   UNITED STATES                   -----------------------------
        SECURITIES AND EXCHANGE COMMISSION         Expires:  October 31, 2002
              Washington, D.C. 20549               -----------------------------
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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. ______________)*


                                Q C Optics, Inc.
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                                (Name of Issuer)


                           Common Stock $.01 par value
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                         (Title of Class of Securities)


                                   746 934 108
               --------------------------------------------------
                                 (CUSIP Number)


                                October 24, 1996
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 23d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.  746934108
           ..............

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



     1.    Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           Kobe Steel USA Holdings, Inc., 535 Madison Ave., New York, NY 10022
           ...................................................................
           EIN 13-3458455
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     2.    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
                ..............................................................
           (b)
                ..............................................................

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     3.    SEC Use Only
                         .....................................................

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     4.    Citizenship or Place of Organization          United States
                                                 .............................

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Number of Shares         5.   Sole Voting Power          802,387 shares
Beneficially Owned by                            .............................
Each Reporting Person
With
------------------------

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                         6.   Shared Voting Power
------------------------                           ...........................

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                         7.   Sole Dispositive Power     802,387 shares
------------------------                             .........................

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                         8.   Shared Dispositive Power
------------------------                                ......................

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     9.    Aggregate Amount Beneficially Owned by Each
           Reporting Person                              802,387 shares
                                                        ......................

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     10.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares
           (See Instructions)
                               ........
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     11.   Percent of Class Represented by Amount in Row (11)    24.75%
                                                               ...............
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     12.   Type of Reporting Person (See Instructions)   CO
                                                       .......................
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 ..............................................................................

 ..............................................................................

 ..............................................................................

 ..............................................................................

 ..............................................................................

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



Item 1.

           (a)   Name of Issuer

                 QC Optics, Inc.

           (b)   Address of Issuer's Principal Executive Offices

                 46 Jonspin Road,
                 Wilmington, MA 01887


Item 2.

           (a)   Name of Person Filing

                 Kobe Steel USA Holdings, Inc.

           (b)   Address of Principal Business Office or, if none, Residence

                 535 Madison Ave.
                 New York, NY 10022

           (c)   Citizenship

                 United States

           (d)   Title of Class of Securities

                 Common Stock $.01 par value

           (e)   CUSIP Number

                 746934108


Item 3. If this statement is filed pursuant to Sections 240.13(d)-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                     78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount beneficially owned:

                802,387

           (b)  Percent of class:

                24.75%

           (c)  Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote:

                      802,387

                (ii)  Shared power to vote or to direct the vote:

                (iii) Sole power to dispose or to direct the disposition of:

                      802,387

                (iv)  Shared power to dispose or to direct the disposition of:


Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable


Item 8.    Identification and Classification of Members of the Group.

           Not Applicable


Item 9.    Notice of Dissolution of Group.

           Not Applicable


Item 10.   Certification.

           Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         4/26/2000
                                                ------------------------------
                                                            Date

                                                     /s/ Haruhisa Satoh
                                                ------------------------------
                                                          Signature

                                                Haruhisa Sato / Vice President
                                                ------------------------------
                                                         Name/Title